Exhibit 44

RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY

SMALL BUSINESS TECHNOLOGY TRANSFER (STTR) PROGRAM

COLLABORATION AGREEMENT

This Collaboration Agreement ("Agreement") between mPhase Technolgies, Inc., a small business concern organized as acorporation under the laws of the State of New Jersey and having a principal place of business at 150 Clove Road, Little Falls, New Jersey (hereinafter referred to as "SBC") and Rutgers, The State University of New Jersey, a specially chartered New Jersey Educational Institution having its principal offices in New Brunswick, New Jersey 08901-1281 (hereinafter referred to as "RUTGERS"). SBC and RUTGERS are hereinafter referred to collectively as the "Parties" or individually the "Party".

RECITALS

A. An Army Small Business Technology Transfer ("Government") has awarded to SBC a STTR Phase_grant funding agreement ("Funding Agreement") for its proposal entitled " Long Life, Low Power, Multi Cell Battery" ("Proposal") under Prime Contract No. A97-T001 .

B. SBC wishes to retain RUTGERS as its subcontractor to perform that portion of the research which is specifically allocated to RUTGERS under the Proposal ("RUTGERS PROJECT").

1. **Statement of Work:**

RUTGERS agrees to use reasonable efforts to perform that portion of the RUTGERS PROJECT in accordance with the Proposal.

2. **Principal Investigator:**

The RUTGERS PROJECT will be supervised by Dr. Glenn Amatucci. If, for any reason, he is unable to continue to serve as Principal Investigator, a successor will be designated by RUTGERS and SBC will be so notified. The SBC Principal Investigator for this collaboration shall be Dr. Victor Lifton. If, for any reason, he is unable to continue to serve as the SBC Principal Investigator, a successor will be designated by SBC, subject to the Government's approval, and RUTGERS will be so notified.

3. **Period of Performance:**

RUTGERS shall perform the RUTGERS PROJECT during the period six months to December 31, 2007, and this Agreement will be subject to renewal only by mutual agreement of the Parties.

4. **Payment:**

This is a Firm-Fixed Price Installment/Milestone Payment-Type Agreement and SBC shall reimburse RUTGERS for all direct and indirect costs incurred in connection with the RUTGERS PROJECT not to exceed $ 40,000. Payment shall be made to RUTGERS within the later of thirty (30) days of receipt by mPhase of funds under the Funding Agreement or RUTGERS' invoices. SBC will send payments to: Rutgers, The State University of New Jersey, Division of Grant and Contract Accounting, ASB III, 3 Rutgers Plaza, New Brunswick, New Jersey 08901-8559, ATTN: Assistant Controller. A final financial accounting of all costs incurred and all funds received by RUTGERS hereunder shall be submitted to SBC within ninety (90) days following the completion of the RUTGERS PROJECT.

5. **Applicability of this Agreement:**

(a) This Agreement shall be applicable only to matters relating to the STTR project referred to in the Recitals above.

(b) If a Funding Agreement for an STTR project is awarded to SBC based upon the STTR Proposal referred to in the Recitals above, SBC will promptly i) provide a copy of such Funding Agreement to RUTGERS, and ii) this Agreement shall serve as a subaward to RUTGERS in accordance with the Funding Agreement, the Proposal, and this Agreement. If the terms of such Funding Agreement appear to be inconsistent with the provisions of this Agreement, the Parties will attempt in good faith to resolve any such inconsistencies. However, if such resolution is not achieved within a reasonable period, SBC shall not be obligated to award, nor RUTGERS to accept, the subaward, as the case may be. If a subaward is made by SBC and accepted by RUTGERS, this Agreement shall not be applicable to contradict the terms of such subaward or of the Funding Agreement awarded by the Government to SBC except on the grounds of fraud, misrepresentation, or mistake, but shall be considered to resolve ambiguities in the terms of the subaward.

(c) The provisions of this Agreement shall apply to any and all consultants, subcontractors, independent contractors, or other individuals employed by SBC or RUTGERS for the purpose of the STTR project referenced above.

6. **Project Intellectual Property:**

(a) Project Intellectual Property means the legal rights relating to inventions, patent applications, patents, copyrights, trademarks, mask works, and computer software, first made or generated under the terms of this Agreement.

(b) The rights of the Parties to Project Intellectual Property made by their employees in the performance of this Agreement shall be as set forth in the patent rights clause of 37 CFR 401.14. The Government may obtain title to any Project Intellectual Property not elected by a

Party as set forth in the patent rights clause. Unless otherwise agreed in writing, Project Intellectual Property shall be owned by the Party whose employees make or generate the Project Intellectual Property. Jointly made or generated Project Intellectual Property shall be jointly owned by the Parties unless otherwise agreed in writing. In addition to the Government's rights under the patent rights clause of 37 CFR 401.14, the Parties agree that the Government shall have an irrevocable, royalty free, non-exclusive license for any Governmental purpose in any Project Intellectual Property.

(c) The Parties agree to disclose to each other, in writing, Project Intellectual Property which may be patentable or otherwise protectable under the United States patent laws in Title 35, United States Code. The Parties acknowledge that they will disclose Project Intellectual Property to each other within two (2) months after their respective inventor(s) first disclose the invention in writing to the person(s) responsible for patent matters of the disclosing Party. All written disclosures of such inventions shall contain sufficient detail of the invention, identification of any statutory bars, and shall be marked confidential, in accordance with 35 U.S.C. Section 205. Disclosures to Government by SBC shall be within the time provided in paragraph (c)(1) of the patent rights clause of 37 CFR 401.14.

(d) Each Party hereto may use Project Intellectual Property of the other nonexclusively and without compensation in connection with internal research or development activities under the Funding Agreement, including inclusion in STTR project reports to Government by SBC and proposals to the Government for continued funding of this STTR project through additional phases.

(e) Subject to the rights of the Government, SBC will have an option to license and commercialize the Project Intellectual Property of RUTGERS, in accordance with the following terms:

(1) RUTGERS will immediately notify SBC of any invention conceived and reduced to practice during the term of this Agreement. Within thirty (30) days after such notice is given, SBC, if interested in a license of Project Intellectual Property relating to such invention, shall direct RUTGERS in writing to file for protection of Project Intellectual Property and SBC shall pay all associated costs.

(2) Upon RUTGERS' receipt of the direction referred to in (e) (1) above, i) SBC shall have a first right to negotiate a license for Project Intellectual Property within a period of six (6) months after the date of such written direction by SBC and ii) RUTGERS shall prepare, file and prosecute such U.S. and foreign applications(s) in RUTGERS' name as RUTGERS deems appropriate, using a firm or attorney that is chosen by RUTGERS. During said six (6) month period, SBC shall be given the opportunity to review and comment on such application(s), and RUTGERS shall keep SBC advised as to all important developments with respect to such application(s) and shall supply SBC copies of all prosecution documents filed with or received from the Patent and Trademark Office.

(3) The first right to negotiate referred to in subparagraph (e) (2) above shall not impair RUTGERS rights to use and publish as set forth in this Agreement. During said six (6) month period, RUTGERS shall negotiate with SBC in good faith for a license which will include, but not limited to the following:

(i) Commercially reasonable royalties and fees, including minimum royalties;

(ii) Due diligence clauses, including milestones, requiring timely commercial development, reasonable expenditures thereon and early marketing; and

(iii) Clauses reflecting RUTGERS' normal policies regarding warranties, indemnities and other matters.

(4) If SBC does not direct RUTGERS to file for protection of Project Intellectual Property in a particular country, or decides to discontinue, or fails to pay any associated costs when due of the Project Intellectual Property in that country, RUTGERS may pursue whatever course it deems necessary or desirable to protect its Project Intellectual Property. RUTGERS shall have no further obligations to SBC, and SBC shall have no further rights, with regard to that country.

(5) Title to and the right to determine the disposition of any copyrights or copyrightable material first produced under the terms of this Agreement solely by faculty, students or staff of RUTGERS shall remain with RUTGERS. RUTGERS shall grant to SBC an irrevocable, royalty-free, non-transferable, non-exclusive right and license to use, reproduce, display, distribute, and perform all such copyrightable materials other than computer software and its documentation. RUTGERS shall grant to SBC an irrevocable, royalty-free, non-transferable, non-exclusive right and license to use, reproduce, display, and perform computer software and its documentation specified to be developed and delivered under the RUTGERS PROJECT for SBC's internal purposes. SBC is entitled to elect to negotiate a non-exclusive (or exclusive if deemed appropriate by RUTGERS) royalty-bearing license to use, reproduce, display, distribute, and perform such computer software and its documentation for commercial purposes (in a designated field of use, where appropriate).

Computer software for which a patent application is filed shall be subject to Paragraph (e) (1) to (4) above.

(6) In the event that RUTGERS elects to establish property rights other than patents to any tangible research property (TRP), RUTGERS and SBC will determine the disposition of rights to such property by separate agreement. RUTGERS will at a minimum reserve the right to use and distribute TRP for non-commercial research purposes.

(7) All licenses elected by SBC pursuant to this clause become effective as of the date the Parties sign a subsequent license agreement.

7. Follow-on Research or Development:

All follow-on work continued by the award of a valid contractual document, including any licenses, contracts, subcontracts, sublicenses or arrangements of any type, shall contain appropriate provisions to implement the Project Intellectual Property rights provisions of this Agreement and insure that the Parties and the Government obtain and retain such rights granted herein in future research funded by the same parties, provided, however, an uninterrupted continuity of effort exists.

8. Confidentiality/Publication:

(a) The free dissemination of information is an essential and long-standing policy of RUTGERS. However, under exceptional circumstances, RUTGERS recognizes that it may properly hold in confidence data supplied by SBC which RUTGERS considers essential for the conduct of the RUTGERS PROJECT. Accordingly, RUTGERS' acceptance and use of any confidential or proprietary data which may be supplied by SBC in the course of this RUTGERS PROJECT shall be subject to the following:

(1) The data must be marked or designated in writing as confidential or proprietary to SBC.

(2) RUTGERS retains the right to refuse to accept any such data which it does not consider to be essential to the completion of the RUTGERS PROJECT or which it believes to be improperly designated, or for any other reason.

(3) When RUTGERS does accept such data as confidential or proprietary, it agrees to make a good faith effort to hold such data in confidence to the same level of effort employed to safeguard its own confidential or proprietary records, and not publish or otherwise reveal the data to others outside RUTGERS without the written permission of SBC, unless the data has already been published or disclosed publicly by third parties or is required to be disclosed by order of a court of law.

It is agreed that such reasonable efforts by RUTGERS will be in lieu of all other obligations or liabilities of RUTGERS relative to confidential or proprietary information. Access to confidential or proprietary data shall not be a condition precedent to meaningful participation by students at RUTGERS.

(b) Subject to the terms of paragraph (a) above, either Party may publish its results

from this STTR project. However, the publishing Party shall provide the other Party a seven-day (7) period in which to review proposed publications, identify confidential or proprietary and patentable information, and to submit comments. The publishing Party shall not publish or otherwise disclose confidential or proprietary information identified by the other Party and the publishing Party will give full consideration to all comments before publication. Furthermore, upon request of the reviewing Party, publication will be deferred for up to thirty (30) additional days for preparation and filing of a patent application which the reviewing Party has the right to file or to have filed at its request by the publishing Party.

9. Liability:

(a) RUTGERS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. RUTGERS SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY OTHERS RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

RUTGERS MAKES NO REPRESENTATION OR WARRANTY REGARDING ACTUAL OR POTENTIAL INFRINGEMENT OF PATENTS OR COPYRIGHTS OF THIRD PARTIES, AND SBC ACKNOWLEDGES THAT THE AVOIDANCE OF SUCH INFRINGEMENT IN THE DESIGN, USE, AND SALE OF PRODUCTS AND PROCESSES RELATED TO THE RUTGERS PROJECT SHALL REMAIN THE RESPONSIBILITY OF SBC.

(b) SBC agrees to indemnify, defend and hold harmless RUTGERS, its employees and agents against any liability, damages, loss or expense (including reasonable attorney fees and expenses of litigation) arising out of the actions of SBC, its employees or any third party acting on behalf of or under authorization from SBC in the performance of this Agreement.

Notwithstanding anything herein to the contrary, SBC agrees to indemnify, defend and hold harmless RUTGERS from all liabilities, demands, damages, expenses and losses (including reasonable attorney fees and expenses of litigation) arising out of the use by SBC, or by any party acting on behalf of or under authorization from SBC, of RUTGERS technical development or out of any use, sale or other disposition by SBC, or by any party acting on behalf of or under authorization from SBC, including products made or developed as a result of information or materials received from RUTGERS. The provisions of this paragraph shall survive termination of this Agreement.

10. Termination:

This Agreement may be terminated by either Party by giving written notice to the other Party at least ninety (90) days in advance of the specified date of termination. By such termination, neither Party may nullify the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement. Upon termination, RUTGERS will be reimbursed for all costs and noncancellable commitments incurred in the performance of the RUTGERS PROJECT and not yet paid for, such reimbursement together with other payments not to exceed the total estimated project cost specified in Article 4.

11. Use of Names:

Neither Party will use the name of the other in any advertising or other form of publicity without the written permission of the other; in the case of RUTGERS, that of the Director of Technology Transfer.

12. Notices:

Any notices required to be given or which shall be given under this Agreement shall be in writing delivered by first class mail (air mail if not domestic) addressed to the Parties as follows:

RUTGERS, The State University
Office of Corporate Liaison and
Technology Transfer
ASB III, 3 Rutgers Plaza, 3rd Floor
New Brunswick, New Jersey 08901-8559
Attention: Director

mPhase Technologies, Inc.
150 Clove Road
Little Falls, NJ
ATTN: Steve Simon

In the event notices, statements and payments required under this Agreement are sent by certified or registered mail by one Party to the other Party at its above address, they shall be deemed to have been given or made as of the date so mailed, otherwise as of the date received.

13. Governing Law:

The validity and interpretation of this Agreement and the legal relation of the Parties to it shall be governed by the laws of the State of New Jersey without regard to its conflict of laws provisions.

14. Entire Agreement:

Unless otherwise specified, this Agreement embodies the entire understanding between RUTGERS and the SBC for this project, and any prior or contemporaneous representations, either oral or written are hereby superseded. No amendments or changes to this Agreement, including without limitation, changes in the statement of work, total estimated cost, and period of performance, shall be effective unless made in writing and signed by authorized representatives of the Parties.

AGREED TO AND ACCEPTED -

SBC

By: Martin Smiley Date 25 JUNE 2007

Print Name: M SMILEY

Title: EVP, CFO, GC

RUTGERS THE STATE UNIVERSITY OF NEW JERSEY

By: _______________ Date 25 JUNE 2007

Print Name: William T. Adams

Title: Director, OCLTT

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